Exhibit 12

                                                                      NATIONSRENT COMPANIES, INC.
                                                         STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                                            (in thousands)

                                                                       Predecessor Company                      Successor
                                                       -----------------------------------------------------     Company
                                                                                                    Five          Seven
                                                                                                    Months        Months
                                                                                                    Ended         Ended
                                                                      Year Ended                    May 31,     December 31,
                                                     -----------------------------------------------------------------------
                                                       1999        2000        2001        2002       2003         2003

 Earnings:
  Income (loss) before reorganization items,
   benefit for income taxes and cumulative effect
   of change in accounting principle                $ 54,571   $ (98,542)  $ (939,520)   $(128,568)  $(49,564)  $(15,014)
 Interest Expense (1)                                 70,412     101,427      110,467       34,389      3,164     15,790
 Amortization of debt issuance costs                   1,977       2,296        3,254          102          -      1,171
 Interest portion of rent expense (2)                 20,081      32,252       39,245       37,724     11,976      6,618
                                                    --------   ---------   ----------    ---------   --------   --------
 Earnings as adjusted                               $147,041   $  37,433   $(786,554)    $ (56,353)  $(34,424)  $  8,565
                                                    ========   =========   ==========    =========   ========   ========
Fixed Charges:
 Interest expense (1)                               $ 70,412   $ 101,427   $ 110,467     $  34,389   $  3,164   $ 15,790
 Debt issuance cost amortization                       1,977       2,296       3,254           102          -      1,171
 Interest portion of rent expense (2)                 20,081      32,252      39,245        37,724     11,976      6,618
                                                    --------   ---------   ----------    ---------   --------   --------
 Total fixed charges                                $ 92,470   $ 135,975   $ 152,966     $  72,215   $ 15,140   $ 23,579
                                                    ========   =========   ==========    =========   ========   ========

Ratio of Earnings to Fixed Charges                       1.6x         (3)         (3)           (3)        (3)        (3)
(1)	Includes capitalized interest of $2.0 million and $0.9 million for the years ended December 31, 2000 and 1999, respectively.
(2)	The interest portion of rent expense was estimated to be one-third of rent expense.
(3)	For the year ended December 31, 2000, 2001 and 2002, the five months ended May 31, 2003 and the seven months ended December 31, 2003, the deficit to fixed charges was $98.5 million, $939.5 million, $128.6 million, $49.6 million and $15.0 million, respectively.